 Exhibit 1.

INFINITE GROUP, INC.

 Stock Option Agreement

Date:  September 5, 2013

WHEREAS, Infinite Group, Inc., a Delaware corporation (the “Company”), hereby desires to retain the services of Donald W. Reeve (the “Optionee”) as an advisor to the Company; and

WHEREAS, the Optionee desires to provide advice to the Company; and

WHEREAS, the Company and the Optionee desire that the Optionee be compensated for advising the Company solely by the vesting of the options granted hereby.

NOW THEREFORE, the Company and the Optionee hereby agree as follows:

The Company hereby grants to the Optionee a stock option to purchase a total of 500,000 shares of the Company’s Common Stock, par value $.001 per share (“Common Stock”), at the price of $.15 per share (“Exercise Price”) on the terms and conditions set forth herein.

1.  Vesting and Duration.

(a)  This option shall become effective on the date of grant. One fifth (100,000) of the underlying shares shall vest on this date hereof; and

(b)  the remaining shall vest, provided the Optionee is then an Affiliate (as set forth in Section 7(a) below) as follows:

●  for an additional one fifth of the underlying shares (100,000) on or after the date one year from the date hereof; and
●  for an additional one fifth (100,000) of the underlying shares on or after the date two years from the date hereof; and
●  for an additional one fifth (100,000) of the underlying shares on or after the date three years from the date hereof; and
●  for the remaining one fifth (100,000) of the underlying shares on or after the date four years from the date hereof.

(c)  This option shall expire ten years from the date hereof (the “Expiration Date”).

2.  Anti-Dilution Provisions.

(a)  If there is any stock dividend, stock split, or combination of shares of Common Stock, the number and amount of shares then subject to this option shall be proportionately and appropriately adjusted; no change shall be made in the aggregate Exercise Price to be paid for all shares subject to this option, but the aggregate Exercise Price shall be allocated among all shares subject to this option after giving effect to the adjustment.

(b)  If there is any other change in the Common Stock, including recapitalization, reorganization, sale of exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the shares then subject to this option as the Board of Directors of the Company (the “Board”) may deem equitable.  Failure of the Board to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

(c)  If the Company is merged into or consolidated with any other corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provisions to be made for the continuance of this option after such event, or for the substitution for this option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger or consolidation by virtue of such sale if the Optionee had been the holder of record of a number of shares of Common Stock of the Company equal to the number of shares covered by the unexercised portion of this option, or (ii) the Company shall give to the Optionee written notice of its election not to cause such provision to be made and this option shall become exercisable in full (or, at the election of the optionee, in part) at any time during a period of 20 days, to be designated by the Company, ending not more than 10 days prior to the effective date of the merger, consolidation or sale, in which case this option shall not be exercisable to any extent after such 20 day period.  In no event, however, shall this option be exercisable after the Expiration Date.

3.  Investment Representation; Legend on Certificates; Special Restriction on Resale.

 The Optionee agrees that until such time as a registration statement under the Securities Act of 1933, as amended (the “Act”) becomes effective with respect to the option and/or the stock underlying the option, the Optionee is taking this option and will take the stock underlying the option, for investment and not for resale or distribution.  The Company shall have the right to place upon the face of any stock certificate or certificates evidencing shares issuable upon the exercise of this option such legend as the Board may prescribe for the purpose of preventing disposition of such shares in violation of the Act, as now or hereafter provided.

4.  Non-Transferability.

This option shall not be transferable by the Optionee other than by will or by laws of descent or distribution, and is exercisable during the lifetime of the Optionee only by the Optionee

5.  Certain Rights Not Conferred by Option.

The Optionee shall not, by virtue of holding this option, be entitled to any rights of a stockholder in the Company. The Optionee shall not be considered a record holder of the Common Stock issuable pursuant to this Agreement for any purpose until the date on which he or she is actually recorded as the holder of such Common Stock in the records of the Company.

6.  Expenses.

The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.  Exercise of Options.

(a)  This option shall be exercisable by written notice of such exercise, in the form prescribed by the Board, to the Secretary or Treasurer of the Company at its principal office.  The notice shall specify the number of shares of Common Stock for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be at least 1,000 or a multiple thereof) and shall be accompanied by payment (i) in cash or by check in the amount equal to the Exercise Price multiplied by the number of shares to be purchased upon exercise, or (ii) in such other manner as the Board shall deem acceptable.  No shares shall be delivered upon exercise of any option until all laws, rules and regulations which the Board may deem applicable have been complied with.

This option shall be exercisable only so long as the Optionee is a consultant to the Company, an officer and/or director of the Company, or is holding such other position as may have been directed by the Board or by the President of the Company (an “Affiliate”) and within 180 days after the Termination Date to the extent this option was exercisable on the Termination Date; provided that such termination was without cause.  As used herein, “Termination Date” shall mean the effective date of the termination of Optionee’s status as an Affiliate;

(b)  Notwithstanding the provision of this Section 7:

(i) In the event the Optionee is unable to continue to hold the same or similar position with the Company as stated above, or such other position as may have been directed by the Board, due to his or her total and permanent disability (as defined in §105(d)(4) of the Internal Revenue Code), this option may be exercised, to the extent vested on the date of such disability, but only within the ninety (90) day period from the date of such disability; and

(ii) In the event of death of the Optionee, this option may be exercised, to the extent vested on the date of death, at any time within twelve (12) months following such date of death by the Optionee's estate or by a person who acquired the right to exercise this option by bequest or inheritance; provided that at the time of his death the Optionee was an Affiliate.

Notwithstanding the provisions of this Section, in no event shall this option be exercisable after the Expiration Date.

8.  Covenant not to Compete or Otherwise Injure the Company; Work Product.

The acceptance by the Optionee of this option shall constitute the acceptance of and agreement to all of the terms and conditions contained herein and in the Plan, and shall further constitute a covenant and agreement on the part of the Optionee to the effect that, without any additional compensation:

(a) The Optionee shall, so long as he is an Affiliate and for a period of 12 months after the Termination Date, he will not engage in any competitive activities including the following:

(i)  hiring, offering to hire, enticing away or in any other manner persuading or attempting to persuade any officer, employee or agent of the Company to discontinue his relationship with the Company without the written permission of the Company unless the Optionee clearly establishes that the relationship was initiated by the other party thereto;

(ii)  Directly or indirectly soliciting, diverting, taking away or attempting to solicit, divert, or take away any business of the Company.  The term “business” shall mean actual or proposed contracts or arrangements for products or services of the Company and any reasonable extension or continuation of the business of the Company as constituted as of the Termination Date.

(b) The Optionee shall not make or permit to be made, except in pursuance of his duties and for the sole use and account of the Company or its nominees, any copies, abstracts or summaries of any Company reports, papers, documents or programs, whether made by him or by others.

(c) The Optionee shall keep confidential and not disclose to others, except as required by his service as an Affiliate or by law, any matter or thing ascertained by him through his association with the Company, not otherwise publicly known, the disclosure of which might possibly be contrary to the best interest of any person, firm, or entity doing business with the Company, or of the Company.

9.   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

INFINITE GROUP, INC.

By:	/s/ James Villa
James Villa
President

Regarding: Option agreement dated September 5, 2013 for 500,000 shares of the Company’s Common Stock, par value $.001 per share, at the price of $.15 per share, I accept the terms of this agreement.

 By: _/s/ Donald W. Reeve___________
         Donald W. Reeve